EXHIBIT 11

                              GANNETT CO., INC.
                     Calculation of Earnings Per Share
                     ---------------------------------
                                                     Fiscal Year Ended
                                        -----------------------------------------
                                        December 26,  December 27,  December 29,
                                            1993          1992          1991
                                        ------------- ------------- -------------

Income before cumulative effect of
 accounting principle changes           $397,752,000  $345,680,000  $301,649,000

Cumulative effect on prior years of
 accounting principle changes for:

  Income taxes                                          34,000,000
  Retiree health and life
    insurance benefits                                (180,000,000)
                                        ------------- ------------- -------------
  Total                                               (146,000,000)
                                        ------------- ------------- -------------
Net Income                              $397,752,000  $199,680,000  $301,649,000
                                        ============= ============= =============

Earnings per share:

Before cumulative effect of
 accounting principle changes                  $2.72         $2.40         $2.00

Cumulative effect of
 accounting principle changes                                (1.01)
                                        ------------- ------------- -------------
Net income per share                           $2.72         $1.39         $2.00
                                        ============= ============= =============
Weighted average number of common
 shares outstanding                      146,474,000   144,148,000   150,783,000
                                        ============= ============= =============
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